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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

          Date of Report (Date Earliest Event Reported): March 19, 2004


                            RESIDENTIAL RESALES, INC.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

    Florida                                 000-49884           7-3026967
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(State of other jurisdiction of            (Commission       (I.R.S. Employer
incorporation or organization Number)      File Number)     Identification No.)


1400 Technology Drive, Harrisonburg, VA                           22802
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(Address of principal executive offices)                          (Zip code)

Registrant's telephone number, including area code:           (540) 437-1688
                                                              --------------


                270 NW 3rd Court, Boca Raton, Florida_33432-3720
                ------------------------------------- ----------
          (Former name or former address, if changed since last report)

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Item 1. Changes in Control of Registrant.

     Pursuant to the terms of a Share Exchange Agreement dated March 19, 2004 (the "Share Exchange Agreement"), the registrant, Residential Resales, Inc., acquired approximately 99.8% of the outstanding shares of capital stock of Lottery Network Services Ltd., an Irish corporation ("LNS"). Upon the consummation of the transactions described in the Share Exchange Agreement, LNS became a majority-owned subsidiary of the registrant. In consideration of the acquisition of the capital stock of LNS, the registrant issued an aggregate of 10,000,000 shares of its common stock to the shareholders of LNS who now control the registrant. Also in connection with the Share Exchange Agreement, all of the registrant's directors resigned but prior thereto appointed new directors to serve until the next annual meeting of shareholders at which directors are elected. A more complete description of the terms of the Share Exchange Agreement, the business of LNS and the identification of new management of the registrant is set forth below under Item 5, Other Events and Regulation FD Disclosure.

Item 2. Acquisition or Disposition of Assets.

     Upon the acquisition of all of the capital stock of LNS as described in
Item 1, above, and Item 5, below, the registrant became the parent corporation of LNS, the assets of which are indirectly owned by the registrant. Pro forma consolidated financial statements of the registrant after giving effect to the transactions affected by the Share Exchange Agreement are attached hereto under
Item 7, Financial Statements and Exhibits, below.

Item 4. Changes in Registrant's Certifying Accountant.

     Upon the consummation of the Share Exchange Agreement, the Registrant engaged Bouwhuis, Morrill & Company, 12 South Main, Suite 208, Layton, Utah 84041. Bouwhuis, Morrill & Company replaces Earl M. Cohen, CPA, PA.

Item 5.  Other Events and Regulation FD Disclosure.

     Set forth below is discussion of the business in which we engage after giving effect to the share exchange described in Item 1, above.

                                  OUR BUSINESS

INTRODUCTION

     We are Residential Resales, Inc., a Florida corporation ("we", "us", or the "Company"). Through our majority-owned (99.8%) subsidiary, Lottery Network Systems Ltd., we design, build, implement, manage, host and support Internet and wireless based lottery programs operated by charitable organizations outside of the United States. Our management team is experienced in all of the technological and operational elements of Internet and wireless lotteries, including lottery formation, marketing, sales, prize building and game development. We believe


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that our management possesses the knowledge and skill necessary to attract, service and grow existing and newly established charitable lottery organizations.

     Charitable organizations that sponsor public lotteries operate throughout the world and are more prevalent outside of the United States. These entities, which we refer to as charitable lottery organizations or CLO's, operate their lotteries under licenses granted by national or local governments and distribute net proceeds generated from the sale of tickets to a specific humanitarian cause (a veterans' hospital, for example) or sports related charity (such as a country's national Olympic sports team). CLO's typically offer only traditional, off-line paper lottery games and instant-ticket games. They frequently lack the funding and infrastructure, including lottery expertise, technological support and marketing personnel, required to maximize ticket sales and revenues. Consequently, CLO's tend not to operate at their full potential.

     We offer CLO's the opportunity to upgrade their existing off-line lottery operations by establishing online and wireless (new media) gaming activities, which we believe can generate far greater revenues and net proceeds than off-line (traditional) lotteries. We also work with newly formed CLO's to design and implement traditional lottery programs. We provide our clients with a comprehensive range of services and products to affect this transition. We design, implement, host and maintain lottery-game Web sites and other services for our clients and develop marketing programs and innovative games to attract new players, enhance ticket sales and increase prize money.

     We enter into long-term agreements with our clients pursuant to which we provide, operate and maintain the customers' lottery systems in return for a percentage of the net lottery sales. In these agreements, the term "net lottery sales" typically is defined as sales less prizes and other agreed upon fees. Most costs are advanced and recouped from revenues earned, with the remainder split between us and the CLO.

     We commenced providing services to clients in August 2003. We currently operate lottery systems for two customers and have entered into contracts with three clients to provide services in the future. In addition, we have been retained as a consultant to provide gaming advice with respect to a project in Brazil.

OVERVIEW OF THE LOTTERY INDUSTRY

     The discussion of and information relating to the lottery industry set forth below has been compiled by us or derived from independent sources which we believe to be reliable. We cannot assure you, however, that such statements are accurate. It has been management's experience that there is less public information available concerning the international lottery industry than the lottery industry in the United States.

     Lotteries are official, government authorized/licensed fundraising organizations that in many cases subcontract all or part of their lottery operation to professional lottery service providers. These providers supply technology, product, operations, marketing and administrative support. Published reports indicate that lotteries operate in over 150 domestic and foreign jurisdictions throughout the world and that as of June 2003 there were more than 400 lottery licenses issued


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world-wide. Some jurisdictions operate or license multiple lotteries which may include both government-sponsored programs and programs promoted by charitable organizations. Many governments have authorized national lotteries primarily as a means of generating non-tax revenues intended to support specific programs, many of which are humanitarian. Proceeds generated by lotteries may be designated for particular public purposes, such as education, sports, humanitarian services and or economic development. Many jurisdictions have become dependent on the net proceeds generated from the sale of lottery tickets to support some of those public purposes.

     Of the 400 plus lotteries world-wide, approximately 20% account for 85% of the estimated lottery sales volume of $135 billion (as officially reported). Many of the second tier lotteries do not have the financial wherewithal to develop and implement the infrastructure necessary to offer games and prizes that are attractive to players. These lotteries are limited to selling instant tickets and preprinted lotto games offering top prizes of $50,000 - $100,000.

     Most charitable lottery organizations (CLO's), including charitable sports organizations (SPORG's), which are not serviced by professional lottery management organizations, are considered second tier lotteries and comprise our target clientele.

     In general, lotteries can be categorized into two principal groups, online system lotteries and off-line lotteries, each of which includes a variety of game types. Online lotteries are conducted through a computerized lottery system in which lottery terminals are connected to a central computer system. Online lottery systems generally are utilized to conduct games such as lotto, keno and numbers, and permit a player to make his own selections. Off-line lotteries feature lottery games which are not computerized, such as traditional paper lottery games and instant-ticket games. Generally, traditional off-line lottery games, in which players purchase tickets which are manually processed for a future drawing, are conducted only in international jurisdictions. Instant-ticket games, in which players scratch-off a coating from a pre-printed ticket to determine if it is a winning ticket, are conducted both internationally and in the United States.

     Statistics show that, typically, online lotteries generate greater revenues than both traditional off-line lottery games and instant-ticket games. There are several other advantages to online lotteries as compared to traditional off-line lotteries. Unlike traditional off-line lottery games, online lottery systems allow for wagers to be accepted and processed until minutes before a drawing, thereby significantly increasing the lottery's revenue in cases in which a large prize has attracted substantial wagering interest. Online lottery systems also provide greater reliability and security, allow a wider variety of games to be offered and automate accounting and administrative procedures which are otherwise manually performed at potentially high cost to the sponsor.

OUR OPPORTUNITY

     Lotteries operated by charitable organizations have existed for some time. Generally, these lotteries are limited to offering traditional paper and instant ticket games. These games offer only small prizes and do not attract large audiences, thereby limiting the proceeds available


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to distribute to the cause for which they were founded. Their operations have been constrained by personnel who lack operational experience, technological limitations and adequate funding. The causes they support, such as health care, environmental conservation and nationally sponsored athletic activities, generally enjoy wide public appeal and to some degree have been, and continue to be, funded by governments. However, financial pressure attributable to rising costs for social programs and poor global economic performance over the last several years have eroded the ability of national and local governments to fund these important social and public projects from revenues generated from taxes. Many national and local governments have sought to supplement funding for these essential programs through alternative means such as issue-specific lotteries. In many jurisdictions, governments have granted broad licenses to charitable organizations to operate lotteries to fund these important social programs.

     For the most part, the core competence of a charitable organization is to attend to the specific cause for which it was founded. In many instances the right to establish and operate a charitable lottery is granted by the government to a not for profit organization which is often headed by a prominent citizen who has devoted a great deal of time to a particular cause or who is a celebrated athlete. Frequently, charitable lottery organizations and the people who run them do not have the capacity to fully develop the lottery opportunity granted to them and consequently never realize the full extent of the revenue generating potential of their mandate. In many cases, they do not even understand the full gaming opportunities available to them. Specifically, CLO's do not possess the experience, know-how or technology to develop new games or implement online and wireless games nor do they possess the marketing resources and expertise necessary to build prizes that will attract new players. CLO's tend not to be competitive with larger state operated lotteries because the games and prizes they offer are not exciting to the average lottery participant. These entities require the assistance of a professional organization to design, implement, manage and fund the development of their opportunity to maximize net proceeds generated from ticket sales and, in many cases, to lend credibility to the organization's lottery.

     We believe that charitable lottery organizations are under-serviced. Large providers of lottery services and products have selectively overlooked this market because these clients do not yield the financial return which can be derived from servicing larger national and state run lotteries and do not warrant the significant capital investment required to implement and operate a traditional land-based lottery and the CLOs do not have the funding to implement the infrastructure necessary to build a competitive operation. We believe that our staff has the lottery experience, gaming know-how and technological expertise and presence necessary to attract, service and grow small to mid-size charitable lottery organizations.

EXISTING CLIENTS

     We currently manage lotteries for two clients and have contracts to manage lotteries with three other organizations. Unless otherwise noted, the discussion below relating to each agreement under which we have been retained to establish and operate a lottery assumes that the party with which we have contracted is a duly authorized licensee of the government to operate a lottery. The discussion below also assumes that we will be responsible generally for all manner of implementation and operation of the particular lottery, including that we will:
(i) provide a variety


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games for the lottery; (ii) undertake all accounting functions; (iii) undertake all administrative aspects of the operation of the lottery; (iv) undertake all marketing, advertising and promotion of the lottery; (v) provide cash management systems; (vi) distribute lottery proceeds to the lottery licensee; and (vii) ensure compliance with all applicable laws.

     In September 2001, we entered into an agreement with Rehab Net Games Limited (Rehab), an Irish corporation, as amended in January 2004, to develop, manage and operate lottery games for the Internet and wireless telephones within the Republic of Ireland for a period of 10 years. This agreement is subject to automatic extensions for five-year periods in the event that Rehab earns certain agreed upon minimum proceeds during the fifth through tenth years of the term of the agreement and the eleventh through fifteenth years of the term of the agreement. The agreement may be terminated by Rehab in the event that we fail to pay Rehab the fees provided for in the agreement or, after the ninth year of the agreement upon twelve months notice of a party's intention to terminate. We completed implementation of the Internet portion of the lottery program in August 2003 and currently are managing and operating the lottery. We are in the process of developing various wireless opportunities and are seeking to identify a local telephone company with which we will partner to offer the wireless portion of the program.

     Pursuant to an agreement dated December 17, 2001, we have established and currently operate and maintain lottery programs utilizing Internet technologies for Rehab Charities UK Limited. We commenced operation of Rehab UK lottery in December 2003. We are responsible for all manner of operations of the Rehab UK lottery. We have provided all funding to develop and implement the lottery for Rehab UK. Our agreement is for a term of five years.

     We are party to an agreement with Tropical Gaming, Belize which has the right to conduct a lottery using the Internet and wireless modalities in the Country of Belize. The agreement, dated November 27, 2001, provides for an initial term of 10 years subject to two 5-year extensions in our sole discretion. The agreement may be terminated by either party upon any default in the performance of the agreement. This lottery is not currently operating; we are analyzing our options with respect to a launch date for this lottery.

     Under an agreement dated February 12, 2002, the Guatemalan Pediatric Foundation retained us to establish and operate lottery games in Guatemala through the Internet and wireless communications systems. The term of the agreement is for seven years and is automatically renewable for a second seven-year term. We have not begun to implement this lottery as of the date hereof and have not determined when we will commence developing the system.

     We are party to an agreement dated December 7, 2001 with a lottery organization located in Russia, The Intellect Foundation, to establish and operate a lottery for this entity. The agreement provides for a ten-year term subject to extension in our sole discretion for two additional five-year terms. This lottery is not yet operating and we have not decided when to undertake development of the system.


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     On February 3, 2004, we entered into an agreement with Carnegie Cooke &
Company Inc., an owner and operator of off-track betting sites and race tracks in Brazil, to provide consulting services with respect to the implementation of video lottery games at horse racing tracks in Brazil. Under the contract, we are obligated to (i) provide consulting services as to the types of games to be installed at these facilities; (ii) assist our client in obtaining government support with respect to the gaming program; (iii) prepare presentations and support documents which evidence the efficacy and success of similar programs within the US and the impact on horse racing, state lotteries and economic benefits; (iv) make presentations to government officials as required; and (v) otherwise assist our client in preparing business plans to develop and support their opportunity. In addition to consulting, we are discussing the possibility of introducing other gaming products in Brazil. In consideration for the services we will render, Carnegie Cooke & Company has agreed to issue to us an aggregate of 600,000 shares of its common stock issuable in four installments of 150,000 shares, the first tranches of which was delivered on the execution of the agreement, and additional tranches to be delivered every three months thereafter. In addition, at such time as the program is implemented, if ever, Carnegie Cooke & Company will issue to us an additional 1,000,000 shares of its common stock.

WHAT WE DO

     We offer an integrated range of products and services to develop, build and host lotteries for charitable lottery organizations (CLO's). We have assembled a management team that combines a strong lottery operations background, extensive game development experience and the technological expertise required to create and operate these lottery systems. We:

     o analyze our client's operations and the gaming preferences of the indigenous population;

     o design, install, operate, host and maintain internet based lottery systems that can support internet games, wireless games and interactive TV games;

     o design and implement marketing programs to enhance ticket sales and increase the net proceeds an organization generates from its lottery; and

     o design innovative games to attract new players and increase prize money.

     A significant aspect of the value we add to our client's operations derives from the credibility we contribute to the organization. Many CLO's have operated as second tier lotteries within their host jurisdictions. An affiliation with our organization significantly increases the CLO's technological capabilities to operate a modern lottery program and to participate with shared technology proven and in use worldwide. The government greatly supports these organizations but is unable to financially support all of their needs so it gives them extremely valuable and broad gaming licenses. We show a CLO how to maximize the revenue generating potential of its government sanctioned gaming opportunity.


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     We believe that the services we provide and the end-product we deliver to our clients and, ultimately, the public, can help transform these lotteries into first class operations with the capacity to achieve their revenue goals. Our clients benefit from access to a professional lottery organization that grants them access to our lottery know-how and expertise, allows them to offer larger prizes, offers them access to state-of-the-art technologies, and makes available to them a wide variety of new gaming formats. We seek to build organizations founded on operational and financial integrity that inspire public confidence and allow the organization to realize its full potential.

     Our business model can be replicated on varying scales in discrete geographical areas. The fundamental elements of the lottery infrastructure, including the Web site and game concepts we have developed, can be migrated from client to client, allowing us to repeatedly re-brand our product for other CLO's. This process, known as "changing the skin", allows us to simultaneously meet the needs of numerous charities, while reducing the set-up time and organizational costs associated with establishing each charity's Internet/wireless presence.

     We currently are investigating the possibility of developing an Internet portal which would feature each of our clients' lotteries. Any such Internet portal likely will require the approval of the regulatory authorities in each of the jurisdictions in which are clients are situated and we can not be certain that we will obtain the approvals necessary to effectuate this concept. We anticipate that any Internet links to our clients' lotteries would send visitors to our Internet portal as a pass-through site. The pass-through site would identify us and each of our client's lotteries. Visitors would begin to associate our name with technologically advanced lotteries operated with a high degree of integrity. We believe that the appearance of our client's lotteries on the site will lend to them additional credibility of association with a professionally managed organization which is trusted by lottery players around the world. The pass-through site would also serve as a branding and promotional mechanism for our services and products.

PRODUCTS AND SERVICES

     Once we have been engaged by a CLO, we analyze the local gaming environment, including the client's existing operations, business practices and the personal gaming preferences of the indigenous population. We consider many factors in developing a new technology presence for our client, including the demographic composition and sociological character of the geographic locality in which the lottery will operate, to ascertain the types of games that will appeal to the local population and the nature of the marketing strategy which we will employ. We may compare one client's circumstances with successful lotteries operating in other jurisdictions to determine the most appropriate games to offer and the most effective marketing techniques as they relate to that population.

     Most CLO's do not possess the capital to implement a sophisticated lottery program. If, after careful analysis, we determine that a lottery warrants our financial assistance, we hope to be in a position to provide financing in the form of a loan to proceed with a relationship. We propose to provide the services and products required to implement on account and retain from the lottery's profits all costs and expenses incurred.


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     In a few jurisdictions, gaming regulations require that the lottery managers be licensed with local gaming commissions. We seek to identify and partner with licensed local lottery managers who have earned the highest reputation of integrity and innovation. These entities often agree with us to provide on-site services after installation of the lottery system. They possess the local knowledge necessary to navigate the regulatory requirements. We work closely with our local partners and the regulatory authorities in each of the jurisdictions in which our clients operate to design and operate Web sites and wireless programs that conform to all local laws. These laws may pertain to the features of a lottery, such as the percentage of gross revenues that must be paid back to players in prize money, the determination of the types of games played, the price of each game and the manner in which the lottery is marketed. In addition, the Web sites we design for clients conspicuously post all required applicable gaming laws of that jurisdiction, such as any legal disclaimers.

     We work with the client to develop a program that is profitable to the client, efficient to manage and operate and cost effective to both the CLO and us. Our objective is to create a comprehensive program that offers games which appeal to the user, broaden the base of players and increase prizes. It is our experience that as prize amounts escalate, interest in a lottery increases. This benefits the CLO in that it draws additional attention to the charitable cause underlying the lottery and results in greater ticket sales and more proceeds to distribute to the cause. Growth becomes self-actuating in that as more people play a lottery to win a larger prize, lottery proceeds increase and allow for even larger prizes, drawing more players.

     We construct robust Web sites for our clients capable of handling a high volume of traffic. We host the Web sites on servers located in the United Kingdom, five of which are owned by us and the balance of which we lease from an independent third party, Alladdin Limited. Web sites are designed to ease registration and use and to promote maximum security. To date, we have retained the services of Alladdin to operate and maintain our servers in the United Kingdom and to support our clients' Web sites as required in our agreements with them on a 24/7 basis.

     Visitors register to play games on our clients' Web sites in confidence, securely deposit funds and begin playing games shortly after acknowledgement of registration by the CLO. Financial transactions are executed behind firewalls using encryption software and all deposits and disbursements are confirmed by independent, internationally reputable banks.

     Initially, our client lottery Web sites offer a variety of video lottery games. We continually analyze each client's operations to devise and implement appropriate marketing strategies and introduce new games which we believe will be appealing and attract local players. The introduction of new games retains loyal visitors to the site and attracts new ones in an effort to grow prize levels. Members of our management team have extensive experience developing new lottery game formats. In addition, we also purchase and license lottery game formats from third parties.

     An important feature of our clients' Web sites is the ability to include advertising banners on appropriate screens. In many instances, the charity underlying the lottery will enjoy strong public support, such as a national Olympic organization. These Web sites may draw a wide


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range of visitors, including those who do not normally play lottery games, who seek to support the host organization. This ability will allow us to creatively support co-promotions with local companies. It is our intent to market extensively with large, well-known local companies whose name will be attached to the specific game.

     With each client, we will expand distribution of various games to include access by way of wireless devices and mobile telephones. At such time as a lottery is operating within our expected parameters, we will commence the process of identifying and obtaining the services of local telephone/wireless companies and establish working protocols to provide private and secure access to our client's lottery games via wireless devices and mobile telephones. Given the increasing pervasiveness of these apparatus, extension of our operations to include these modalities will allow us to tap into an as yet to be fully exploited revenue stream. Players will have access to a wide range of games developed specifically for these devices and will be able to play anywhere within their service coverage area. We believe that these games will be of particular appeal to young adult players who have integrated these technologies into their every-day lives.

     The final implementation phase encompasses expansion into land-based operations. We will assist the lottery organization in expanding an existing network of land-based retailers or creating a new retailer network, as required. In many countries, banks, post offices and independent kiosks act as ticket retailers and receive a per ticket fee for their services. Given the nature of the underlying charitable causes of our clients, these entities normally are disposed to serve as retailers of tickets. Moreover, our business model assumes significant margins on sales of land-based lottery tickets and we will be able to provide a real financial inducement to these entities to participate in ticket sales. In those countries where access to the Internet use is limited, land-based sales of lottery tickets will expand market penetration and can provide significant additional revenues.

MARKETING OF OUR CLIENTS' LOTTERIES

     As provided in our client agreements, marketing, advertising and promoting our clients' lotteries represents an integral component of the services we provide. We work with our clients to develop marketing programs that account for and incorporate local cultural values. We devise marketing strategies that encompass traditional advertising media, public relations and co-promotional campaigns. We seek to place click-on banner advertisements on popular local Web sites as a means of directing traffic to our clients' online lotteries. In addition, we advertise in national and regional newspapers and special interest magazines. We will actively pursue co-promotion programs with local companies for added exposure. When we implement the land-based phase of a client's lottery operations, we believe that a significant portion of the marketing can be conducted through ticket sales agents at the point of sale.

CONTRACT PROCUREMENT

     To a large degree, lottery contracts are secured on the basis of pre-existing relationships between personnel of lottery management companies such as ours and lottery licensees. We are dependent upon the relationships members of our management have developed during the course


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of their respective careers. Industry knowledge, personal integrity and credibility within the world-wide lottery community are valuable resources which are gained after years of operational and marketing experience. Our lottery personnel average over twenty years of experience in the industry and have fostered and maintain the types of relationships that allow us to present our programs to existing and newly organized lotteries. Performance is also an important factor and our management has been successful in demonstrating the positive results experienced by their previous clients.

     We market our services to potential clients on the basis that we can provide them with (i) lottery operations expertise, (ii) state-of-the-art technologies and Web site design; (iii) the ability to grow and offer prizes far larger than they have as off-line lotteries; (iv) a wide variety of new gaming formats; (v) secure transaction processing and accurate accounting; and, perhaps most importantly, (vi) greater credibility within their host jurisdiction resulting from an affiliation with a professional lottery organization.

CONTRACTS WITH CLIENTS

     Under a typical client agreement, we are required to develop, install, operate and maintain an Internet lottery system for a client, while retaining ownership of the lottery system. In addition, we are responsible for: implementing all manner of accounting and auditing systems and maintaining financial records; the collection of lottery monies; the selection of winners, and the financial responsibility for the payment of prizes. Most importantly, we are required to maintain conformity with all local gaming laws and other applicable regulations pertaining to our operation of lotteries on behalf of our clients. In some cases, we agree to provide the funds required to implement a client's lottery and are repaid from lottery proceeds on terms specified in our contract with a lottery.

     Because some jurisdictions have regulations which require that lottery managers be licensed with the local gaming commission, we retain or enter into partnerships with duly licensed local entities and consultants with whom we contract for representation in specific market areas. These entities are familiar with local gaming regulations and assist developing and implementing lottery programs and systems that comply with all local laws. These licensees and consultants often agree with us to provide on-site services after installation of the lottery system.

     We seek to enter into long-term agreements with our clients that extend for a period of at least five years. Our agreements usually are subject to automatic extensions for additional 5-year periods in the event we achieve certain negotiated benchmarks relating to the proceeds generated by a lottery and paid to the client.

     Revenues under our client agreements are generally based upon a percentage of net lottery ticket sales. The level of lottery ticket sales within a given jurisdiction is determined by many factors, including population density, the types of games played and the games' design, the size and frequency of prizes, the nature of the lottery's marketing efforts and the length of time the lottery system has been in operation.


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     Under our client agreements, we retain title to the lottery system and typically provide our clients with the services necessary to operate and manage the lottery system. We install and commence operations of a lottery system after being awarded the agreement and, following the start-up of the lottery system, we are responsible for all aspects of the system's operations.

     We operate lottery systems for all of our clients through a shared central computer system. We assign members of our staff to interface with lottery personnel with respect to all matters of our operations, including specialists dedicated to Web site operation, marketing, and product offerings and customer service representatives who service and maintain the system.

OUR BUSINESS PARTNERS

     A key to our success and the success of our clients is the underlying integrity of our organization and the product we develop for them. We market our services and products to clients on the basis that their affiliation with us will lend needed credibility to develop and support a thriving organization with the potential to increase lottery revenues. Toward that end, we have been highly selective with respect to our industry partners. We work with Barclay's Bank in the United Kingdom to handle all financial transactions between us and our clients and visitors to our clients' Web sites. All transactions and accounting procedures are automated to avoid human error. In addition, we, along with the leaders of some of our client charities, have established the Global Charity Lottery Commission (GCLC) to serve as an independent regulatory entity to oversee and manage financial transactions of lotteries operated by CLO's. This organization verifies transactions, identifies suspected fraud or money laundering, maintains industry standards and conducts dispute resolution. The board and management of this organization is comprised of management drawn from various charities and related fields.

GAMES

     We believe that an important factor in maintaining and increasing public interest in lotteries is innovation in game design. Our games are designed to catch the eye and interest of potential players. We work closely with lottery regulators and our clients to design customized lottery games which are intended to appeal to the populations in which our clients are located. We employ principles of demographics, sociology, psychology, mathematics and computer technology in the development of our games. The principal characteristics of game design include frequency of drawing, size of pool, cost per play and setting of appropriate odds. We believe that our management has acquired expertise in game design that will enhance the marketing of our lottery systems.

     We currently have a substantial number of variations of lottery games in our software library and new games under development. We believe that our game library and the "know how" and experience accumulated by our professionals make it possible for us to meet the requirements of our customers for specifically tailored games on a timely and comprehensive basis. In addition, we have engaged third parties to provide us with specific games that we believe will attract players to our clients' sites.

TECHNOLOGY

     We host our clients' lotteries on our servers located in the United Kingdom and operated by a third party that we have retained to undertake some of our operational obligations for our European clients. Our servers are designed to provide continuous availability, a high throughput rate and maximum security. Central computer installations include redundant computers, various peripheral devices (such as magnetic storage devices), and various safety, environmental control and security subsystems (including a back-up power supply). The software we utilize is designed to provide rapid processing, a high degree of security and redundancy to guard against unauthorized access and tampering and to ensure continued operations without data loss.

     Another critical ingredient to our success is the technological support we offer our clients. Avoiding Web site downtime is essential both to our reputation and to our clients' ability to maximize their revenues. We monitor and maintain the Web sites and servers on a 24/7 basis to avoid any possibility of downtime or loss of service.

COMPETITION

     The lottery market is divided into three distinctive categories: large government operated lotteries; small government operated lotteries; and independently operated charity lotteries. Present lottery suppliers concentrate their marketing efforts on the large government operated lotteries. As government operated lotteries, these lotteries have the financial wherewithal to install substantial dedicated lottery systems and equipment. Competition for this clientele is competitive; however, this segment of the market is supported by only a few known companies. Competition for small and mid-sized government and charity operated lotteries has become more competitive over time as new revenue avenues are explored. To date, neither the charity lottery marketplace nor the Internet/wireless lottery marketplace has been significantly penetrated. We have conducted an internal investigation as to those entities specifically engaged in servicing charitable lottery organizations and have determined that this market currently is under-serviced. We believe that by being the first company dedicated to serving this market and given the experience and aptitude of our management, we will be able to establish ourselves as the premier provider of services and products to charitable lottery organizations.

     Of important note is that the core business of all major lottery suppliers is based on land based games and dedicated equipment. Substantial capital is invested in these systems, whether they be print facilities to produce instant "scratch" tickets, sales terminals to sell on-line lottery games, or video lottery terminals. It is this substantial capital investment that drives these companies to compete for the large lottery projects. Small lottery operations do not generate the volume required to justify the capital expenditure on their part. Their products and solutions are too expensive to be competitive in the smaller lottery market.

     The Internet-based solution we offer do not rely on the products or services that the large lottery service organizations currently market. Entering this market and encouraging clients to explore this technology would have to be done at a substantial capital loss as it decreases the industry's reliance on its current products. Additionally, Internet technology creates a client conflict for these companies. Currently, most of their clients protect their sales boarders by offering land based games only. The development of Internet/wireless gaming formats may adversely affect the technology hold they have on their existing client base.

     We are not reliant on these large government lotteries for success. We do not have to make the large capital investment in equipment that would otherwise deter us from this approach.

GOVERNMENT REGULATION

     Lotteries may be lawfully conducted only in jurisdictions in which they are expressly permitted by law and are subject to extensive government regulation. Regulation typically includes some form of licensing of applicants and their subsidiaries. Applicants for, or holders of, a license are subject to a broad examination including, among other items, financial stability, integrity and business experience. Although certain of the features of a lottery, such as the percentage of gross revenues that must be paid back to players in prize money, are sometimes fixed by legislation, lottery regulatory authorities generally exercise significant discretion, including the determination of the types of games played, the price of each wager, the manner in which the lottery is marketed, the selection of the vendors of equipment and services and the retailers of lottery products. Laws and regulations applicable to lotteries in foreign jurisdictions evolve and are subject to change, and the effect of such changes on our ongoing and potential operations cannot be predicted with certainty.

     Many jurisdictions require detailed background disclosure on a continuous basis from, and conduct background investigations of, the provider, its subsidiaries and affiliates and its principal shareholders. Regulators generally conduct background investigations of the provider's employees who will be directly responsible for the operation of the system, and most jurisdictions reserve the right to require the removal of employees whom they deem to be unsuitable or whose presence they believe may adversely affect the operational security or integrity of the lottery. Certain jurisdictions also require extensive personal and financial disclosure and background checks from persons and entities beneficially owning a specified percentage (typically five percent or more) of a provider's securities. The failure of beneficial owners of our securities to submit to background checks and provide such disclosure could jeopardize the award of a lottery contract to us or provide grounds for termination of an existing lottery contract.

     The award of lottery contracts and ongoing operations of lotteries in international jurisdictions also are extensively regulated. Restrictions may be imposed on foreign corporations seeking to do business in such jurisdictions and, as a consequence, we may have to partner with local companies when seeking foreign lottery contracts.

     We believe we are currently in substantial compliance with all regulatory requirements in the jurisdictions where we operate. Any failure to receive a material license or the loss of a material license that we currently hold or our failure to remain in compliance with local laws could have a material adverse effect on our overall operations and financial condition.

EMPLOYEES

     As of March 1, 2004, we had approximately 12 full-time employees, including our management. Our employees are not represented by any labor union. We believe that our relationship with our employees is satisfactory.

DESCRIPTION OF PROPERTY

     Our principal executive offices are located at 1400 Technology Drive, Harrisonburg, Virginia, where we lease approximately 1,850 square feet of office space. We have leased this space through September 2004 and have the right to extend the term on a month-to-month basis, assuming that we are not in default under the lease. The monthly rent for this space is $3,000.

     We also lease approximately 2,200 square feet of office space at Hillsboro Tower, 1800 - 4th Street S.W., Calgary, Alberta, Canada. We lease this space through December 31, 2004 at a monthly rent of $2,790 (Canadian). Our software and game developers operate from this facility.

     We have not determined our future requirements for office space but expect that adequate space will be available on acceptable terms and conditions as necessary.

RISK FACTORS

     An investment in our securities is speculative and involves a high degree of risk. Potential investors should carefully consider the risks described below and elsewhere herein, including the financial statements and related notes before purchasing our securities. The risks set forth below are not the only ones our Company will face. Additional risks and uncertainties may also adversely impair our business operations. If any of these risks actually occur, our business, financial condition, and/or results of operations would likely suffer significantly.

WE ARE A YOUNG COMPANY WITH A LIMITED OPERATING HISTORY WITH SIGNIFICANT LOSSES AND HAVE NOT GENERATED ANY REVENUES FROM OPERATIONS.

     To date, our operations have consisted primarily of conducting an analysis of our industry and developing our business model. In addition, we have entered into agreements with six clients, two of which currently are operating lotteries. Accordingly, we have only a limited operating history on which you can base an investment decision in our securities. Since our inception, we have not generated any revenues from operations and have not achieved profitability and expect to continue to incur operating losses for the foreseeable future. For the nine months ended December 31, 2003, our operating subsidiary incurred net losses of $885,414. Specifically, to be profitable, we must identify more clients and implement our lottery systems.

     We cannot assure you that we will be able to execute our business model on a wide-scale basis or that we ever will achieve profitability. The likelihood of our success must be considered in light of the problems, expenses and complications frequently encountered in connection with the development of a new business and the competitive environment in which we operate.

WE WILL REQUIRE ADDITIONAL FINANCING TO SUSTAIN OUR OPERATIONS AND WITHOUT IT WE WILL NOT BE ABLE TO CONTINUE OPERATIONS.

     At January 31, 2004, we had a working capital deficit of $1,567,404. The independent auditors' report to our financial statements for the year ended March 31, 2003, includes an explanatory paragraph to their audit opinion stating that our recurring losses from operations, negative cash flows from operations and working capital deficiency raise substantial doubt about our ability to continue as a going concern. The financial statements do not include adjustments as a result of that uncertainty.

     We do not currently have sufficient financial resources to fund our operations. We will require significant additional capital to fund our future operations. To date, we have not generated any revenues from operations. We will require significant additional capital to fully implement our business, operating and development plans, including capital to stabilize our balance sheet to satisfy the requirements of regulatory authorities that may review our financial condition in connection with approving us to provide services to a CLO and to finance certain operations of our clients until they are in a position to repay us for services rendered and costs and expenses incurred on their behalf. In addition, we are party to three contracts to provide services and products to clients but have been unable to execute our obligations under these agreements because we lack the capital therefor. While we have no liability under these agreements if we are unable to perform, our inability to initiate the provision of services under these agreements will negatively impact our financial condition and adversely reflect on our reputation, which may materially harm our business.

     Our ability to raise additional financing depends on many factors beyond our control, including the state of capital markets, the market price of our common stock and the development or prospects for development of competitive technology by others. The necessary additional financing may not be available to us or may be available only on terms that would result in further dilution to the current owners of our common stock. If we are unable to raise additional funds when we need them, we may have to curtail or discontinue our operations.

GOVERNMENT REGULATIONS AND OTHER ACTIONS AFFECTING THE LOTTERY INDUSTRY COULD HAVE A NEGATIVE EFFECT ON OUR BUSINESS.

     In many of the jurisdictions where we currently operate or seek to do business, lotteries are not permitted unless expressly authorized by law. The successful implementation of our growth strategy and our business could be materially adversely affected if jurisdictions that currently authorize lotteries do not continue to permit such activities or otherwise change existing laws which negatively impact our operations and growth plans.

     The operations of ongoing lotteries and lottery operators are typically subject to extensive and evolving regulation. While we generally work with local partners who are specifically licensed and authorized to provide services by the lottery commission in each of the jurisdictions in which we service clients, regulatory authorities that oversee lotteries may desire to conduct an intensive investigation of us and our employees prior to and after the award of a lottery contract. Lottery authorities may require the removal of any of our employees deemed to be unsuitable and are generally empowered to disqualify us from receiving a lottery contract or operating a lottery system as a result of any such investigation. Some jurisdictions may seek to conduct extensive personal and financial disclosure and background checks on persons and entities beneficially owning a specified percentage (typically five percent or more) of our securities. The failure of these beneficial owners to submit to such background checks and provide required disclosure could jeopardize the award of a lottery contract to us or provide grounds for termination of an existing lottery contract.

     Because our reputation for integrity is an important factor in our business dealings with lottery and other governmental agencies, a governmental allegation or a finding of improper conduct on our part or attributable to us in any manner could have a material adverse effect on our business, including our ability to retain existing contracts or to obtain new or renewal contracts. In addition, continuing adverse publicity resulting from these investigations and related matters could have a material adverse effect on our reputation and business.

     Moreover, proceeds generated by lotteries are dependent upon decisions made by lottery authorities over which we have no control with respect to the operation of these games, such as matters relating to the marketing and prize payout features of these lottery games. Because we are typically compensated in whole or in part based on a gross lottery sales, lower than anticipated sales due to these factors could have a material adverse effect on our revenues.

OUR PROFITABILITY WILL BE DEPENDENT ON OUR ABILITY TO RETAIN AND EXTEND OUR EXISTING CONTRACTS AND WIN NEW CONTRACTS.

     We derive our revenues and generate cash flow from contracts to operate lotteries. Upon the expiration of a contract, lottery authorities may award new contracts through a competitive procurement process. In addition, our lottery contracts typically permit a lottery authority to terminate the contract at any time for failure to perform and for other specified reasons, and future contracts may permit the lottery authority to terminate the contract at will with limited notice and may not specify the compensation, if any, to which we would be entitled were such termination to occur.

     The termination of or failure to renew or extend one or more lottery contracts, the renewal or extension of one or more lottery contracts on materially altered terms or the loss of our assets without compensation could, depending upon the circumstances, have a material adverse effect on our business, financial condition, results and prospects.

SLOW GROWTH OR DECLINES IN SALES OF INTERNET/WIRELESS LOTTERY GOODS AND SERVICES COULD ADVERSELY AFFECT OUR FUTURE REVENUES AND PROFITABILITY.

     Our success will be predicated, in part, on the success of the lottery industry, as a whole, in attracting and retaining players in the face of increased competition for the consumers' entertainment dollar (which competition may well increase further in the future), as well as our own success in developing innovative products and systems to achieve this goal. Our failure to achieve these goals could have a material adverse effect on our business, financial condition and results and prospects.

WE HAVE SIGNIFICANT FOREIGN CURRENCY EXPOSURE.

     All of our business is international and our consolidated financial results are significantly affected by foreign currency exchange rate fluctuations. Foreign currency exchange rate exposures arise from current transactions and anticipated transactions denominated in currencies other than United States dollars and from the translation of foreign currency balance sheet accounts into United States dollar balance sheet accounts. We are exposed to currency exchange rate fluctuations because all of our revenues are denominated in currencies other than the United States dollar. Exchange rate fluctuations may adversely affect our operating results and our results of operations.

WE ARE SUBJECT TO THE ECONOMIC, POLITICAL AND SOCIAL INSTABILITY RISKS OF DOING BUSINESS IN FOREIGN JURISDICTIONS.

     We expect to derive all of our revenues from operations outside the United States. Accordingly, we are exposed to all of the risks of international operations, including increased governmental regulation of the lottery industry in the markets where we operate; exchange controls or other currency restrictions; and significant political instability. The occurrence of any of these events in the markets where we operate could jeopardize or limit our ability to transact business in those markets in the manner we expect and could have a material adverse effect on our business, financial condition, results and prospects.

WE PRESENTLY RELY ON TWO CUSTOMERS AND THE LOSS OF EITHER OF THESE CUSTOMERS COULD HARM OUR RESULTS.

     We have implemented lotteries for only two clients. If we were to lose these clients, or if they experience slow lottery ticket sales our business, financial condition, results and prospects could suffer.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY.

     We expect to experience significant fluctuations in our operating results from quarter to quarter due to such factors as the amount and timing of product sales, the occurrence of large jackpots in lotteries (which increase the amount wagered and our revenue) and expenses incurred in connection with lottery start-ups. Fluctuations in our operating results from quarter to quarter may cause our operating results to be below the expectations of securities analysts and investors.

WE OPERATE IN A COMPETITIVE ENVIRONMENT.

     New competition could adversely affect our ability to win renewals of contracts from our existing customers or to win contract awards from other lottery authorities. In addition, awards of contracts to us can be, from time to time, challenged by our competitors. Increased competition also may have a material adverse effect on the profitability of contracts which we do obtain.

WE MAY BE SUBJECT TO SUBSTANTIAL PENALTIES FOR FAILURE TO PERFORM UNDER OUR CONTRACTS.

     Our lottery contracts typically permit termination of the contract at any time for failure by us to perform and for other specified reasons and may contain demanding implementation and performance schedules. Failure to perform under these contracts may result in substantial monetary liquidated damages, as well as contract termination. These provisions in our lottery contracts present an ongoing potential for substantial expense.

WE MAY NOT BE ABLE TO DELIVER GAMES THAT ARE APPEALING TO PLAYERS WHICH MAY CAUSE THEM TO SEEK ALTERNATIVES TO THE LOTTERIES OPERATED BY OUR CLIENTS, WHICH WOULD NEGATIVELY IMPACT OUR BUSINESS, FINANCIAL CONDITION, RESULTS AND PROSPECTS.

     We develop or acquire games that we believe will be appealing to the local population in which our clients operate. To the extent that we are not able to offer games that players find appealing and they seek out other lottery games at the expense of our clients, our revenues and results of operations will materially suffer.

OUR BUSINESS PROSPECTS AND FUTURE SUCCESS DEPEND UPON OUR ABILITY TO ATTRACT AND RETAIN QUALIFIED EMPLOYEES.

     To some extent, our business is built upon relationships developed by our management with lottery officials around the world. Our business prospects and future success depend, in part, upon our ability to retain and to attract qualified managerial, marketing and technical employees. Competition for such employees is sometimes intense, and we may not succeed in hiring and retaining the executives and other employees that we need. If we are not able to retain and attract qualified technical and management personnel, we will suffer diminished chances of future success.

OUR REPUTATION AND, CONSEQUENTLY, OUR BUSINESS PROSPECTS ARE DEPENDENT ON THE INTEGRITY OF OUR PERSONNEL AND THE SECURITY OF OUR SYSTEMS.

     The integrity of a lottery, both real and perceived, is critical to its ability to attract players. We seek to maintain the highest standards of personal integrity for our personnel and system security for the Web sites we host for our clients. Allegations or findings of impropriety by any of our personnel or actual or alleged security defects or failures attributable to us, could have a material adverse effect upon our business, financial condition, results and prospects, including our ability to retain existing contracts or obtain new or renewal contracts.

OUR INTELLECTUAL PROPERTY IS NOT PROTECTED BY PATENTS AND WE DO NOT INTEND TO SEEK PATENT PROTECTION FOR SUCH PROPERTY. TO THE EXTENT THAT OTHERS ARE ABLE TO OBTAIN ACCESS TO OUR PROPRIETARY INFORMATION, OUR BUSINESS MAY BE MATERIALLY HARMED.

     We have not sought patent protection for any of our proprietary property. We rely on trade secrets, proprietary know-how and technology which we seek to protect, in part, by confidentiality agreements with our prospective working partners and collaborators, employees and consultants. We can not assure you that these agreements will not be breached, that we would have adequate remedies for any breach of these agreements, or that the trade secrets and proprietary know-how embodied in the technologies in which we have an interest will not otherwise become known or be independently discovered by others.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS.

     As permitted by the corporate laws of the State of Florida, we have included in our Articles of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our By-Laws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we will be required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

WE HAVE NO INTENTION OF PAYING DIVIDENDS ON OUR COMMON STOCK IN THE NEAR FUTURE AND HOLDERS OF OUR COMMON STOCK WILL HAVE TO RELY ON THE APPRECIATION THEREOF TO REALIZE ANY MONIES FROM HOLDING THESE SECURITIES.

     We have not paid any dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. Management intends to retain any earnings to finance the growth of its business. Management cannot assure you that the company will ever pay cash dividends. Accordingly, holders of our common stock will have to rely on the appreciation thereof to realize any monies from holding these securities.

YOU MAY NOT BE ABLE TO SELL YOUR SHARES OF COMMON STOCK DUE TO THE ABSENCE OF A TRADING MARKET AND THUS YOU MAY NEVER REALIZE ANY MONIES FROM HOLDING THESE SECURITIES.

     There is currently no public trading market for our common stock. As of the date hereof, the only manner in which to dispose of our common stock is in a private transaction. If no active trading market develops for our common stock, holders of our common stock will have to rely on the appreciation thereof to realize any monies from holding these securities.

MANAGEMENT AND AFFILIATES OWN ENOUGH SHARES TO CONTROL SHAREHOLDER VOTE AND MAINTAIN MANAGEMENT AND CONTROL OVER THE COMPANY, EVEN IF THEY ARE UNSUCCESSFUL.

     Our directors, officers, affiliates and certain entities controlled by them own approximately 72.78% of the outstanding shares of our common stock. As a result, these persons will control all matters that require stockholder approval, such as the election of directors, approval of a corporate merger, increasing or decreasing the number of outstanding shares, amending our articles of incorporation and effecting stock splits.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     The following table sets forth our officers and directors as of March 31, 2004:

Name                          Age       Title
----                          ---       -----

Nathan Miller                  61       President, Chief Executive Officer
                                        and Director

Michael Shroyer                62       Executive Vice President

Randolph H. Brownell, III      36       Vice President of Corporate
                                        Development and Acquisition

John Carson                    49       Director, Lottery Network Services Ltd.

Joseph Dresner                 79       Director

Milton Dresner                 79       Director

Nancy Bowman                   62       Director

Frederick Winters              48       Director

     All directors hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. The Board of Directors elects the officers annually.

     We presently do not compensate our directors.

     Nathan Miller has been a director of our Company since March 19, 2004. He has been involved with the start-up management and funding of Lottery Network Services, Ltd. since its inception. Mr. Miller's undergraduate degree is a B.A. in Economics and he holds a Juris Doctorate degree from the University of Richmond Law School. Mr. Miller has been a practicing attorney for over thirty
(30) years with a focus in business and corporate law. He is a former member of the Virginia House of Delegates and Virginia Senate and has broad experience in business start-up development and management. Currently, he is involved in the operation, management and funding of over twenty (20) business entities with a range of business activities including real estate, manufacturing and technology development. Mr. Miller is a director of TreasureTrivia, an entity from which we purchased certain assets.

     Michael J. Shroyer has been our Executive Vice President since March 2004. Mr. Shroyer became semi-retired in 2001 after a 37-year career in manufacturing related positions. Educated as a Mechanical Engineer, Mr. Shroyer functioned as General Manager for Dunham-Bush, Inc. a manufacturer of industrial air conditioning products. He has operated in several U.S. Dunham-Bush facilities as well as in Malaysia, Australia and China. During his last ten years with Dunham-Bush, he was responsible for the expansion of the business in Asia to include the project management of new factory facilities, marketing, sales, service and general management of these new facilities. Mr. Shroyer was also affiliated with The Howden Fan Company. During his three-year tenure with that company, he performed project management duties which included the product consolidation of a new plant facility in South Carolina. Mr. Shroyer managed the product consolidation from other Howden facilities in Scotland, South Africa, Australia, Malaysia and China to the new South Carolina facility. In 2002, Mr. Shroyer joined the Virginia Technology Incubator, an affiliate of our Company, as a consultant to the various concerns under VTI business umbrella.

     Randolph H. Brownell, III has served as our Vice President of Development and Acquisitions since March 2004. Since 1996, he has served as president of Virginia Business Planning and Investments LLC. Until 2002, he was active in the operational management of Virginia Business Planning and Investments LLC and conducted all day to day operating activities, created business and marketing plans for various clients, structured and closed financings of up to $5 million, provided business oversight for clients, helped to liquidate companies, evaluated business opportunities and handled international travel and management for numerous clients. Since 2002, Mr. Brownell has served as a director of Lottery Network Services Ltd. and was responsible for overseeing all company employees, co-developing business and strategic planning and preparing and managing that company's budgets and investment activities. In addition, Mr. Brownell made presentations to potential investors and worked to develop joint ventures, managed and made presentations to other companies in a lead business development role and managed the filings and all corporate documents in Ireland and served as the chair on all board meetings. Mr. Brownell is the president and a director of TreasureTrivia, an entity from which we purchased certain assets.

     John Carson has been a director of Lottery Network Services Ltd. since 2001. He has been an innovator in the lottery industry, having introduced new lottery program delivery models and game formats. During his seventeen years in the industry, he has been responsible for all aspects of the operation of lottery companies, including obtaining financing, and increasing profits in each the ventures in which he previously has been involved. From 1993 to 2000, he was the president and chief executive officer of C.G.I. Inc. where oversaw all sales, operational and administrative functions of the corporation and managed all international sales efforts, securing contracts in 16 countries. From 1988 to 1993, Mr. Carson was an officer at Webcraft Technologies, Inc., as president of the lottery division during 1990 through 1993, as vice president of international sales from 1988 to 1990 and as director of financial planning and business development from 1987 to 1988. At Webcraft, he was responsible developing new markets, securing financing for a number of international joint ventures and developing new products, including the introduction of licensed entertainment products to the lottery industry. During 1986 and 1987, he served as a senior account executive at Columbia Pictures where he launched seven first run projects and sold first run television shows throughout the Midwest region.

     Joseph Dresner has been a director of our company since March 18, 2004. Mr. Dresner has been private investor during the last five years, seeking out emerging companies in high growth industries. Mr. Dresner is the brother of Milton Dresner, a director of the Company.

     Milton Dresner has been a director of our company since March 18, 2004. For the past 40 years, Mr. Dresner has been co-owner of Highland Management, Highland Construction, Highland Industrial Development, Highland Manufactured Home Properties, and Highland Motel Properties. Together, these five interacting organizations were involved in every facet of land development, construction, management and leasing. The Highland Companies have developed, constructed and managed industrial complexes, multi-family units, manufactured home communities, motels and residential subdivisions. He is also a partner in several investment banking firms in New York. Mr. Dresner is a life-long entrepreneur and respected businessman, Mr. Dresner has nearly 50 years of experience in a variety of industries including real estate, equities and retail. Additionally, Mr. Dresner holds dozens of corporate positions ranging from director, partner and co-owner, to stockholder and investor. Mr. Dresner is the brother of Joseph Dresner, a director of the Company.

     Ms. Bowman has been a director of our company since March 2004. Ms. Bowman serves as an officer and director of several private companies to which she devotes her time as required. She has acquired significant administrative experience and understands the organizational mechanisms of corporate management. Ms. Bowman serves as the Secretary and Treasurer of TreasureTrivia.com Ltd., an entity from which we acquired certain software and which is owned in part, by holders of our Common Stock. Nancy Bowman, one of our directors, is the secretary and treasurer of TreasureTrivia, an entity from which we purchased certain assets.

     Frederick Winters has been a member of our Board of directors since March 18, 2004, the date on which we closed the Share Exchange Agreement. Since 2002, Mr. Winters has served as the chief executive officer, vice president-business development and a director of NuPOW'R LLC, a company engaged in the development of electric power systems. During 2001 and 2002, he served as the vice president of Brighton Exchange Group, a business development company. From 2000 to 2001, he was the chief executive officer of Televend, Inc., a telephony based mobile commerce company. From 1978 to 2001 Mr. Winters served in the Untied States Marine Corp., achieving the rank of Lieutenant Colonel. Mr. Winters was appointed to the Board as representative of the holders of our company's stock prior to the date of the Share Exchange Agreement. There are no agreements to retain Mr. Winters on the board after the next annual meeting at which directors are elected.

EXECUTIVE COMPENSATION

     The following table sets forth the information regarding compensation paid to the Chief Executive Officer and any other person who received in excess of $100,000 in annual compensation during the last two fiscal years.

                           Summary Compensation Table

Name and Principle Position            Year           Salary
---------------------------            -----          ------
Nathan H. Miller,
President and CEO                      2004           $1.00
                                       2003           $1.00

Randolph H. Brownell, III,
Vice President (1)                     2004           $109,000

(1) Mr. Brownell agreed to defer $35,000 of his salary for the period ended March 31, 2004 until such time as the Company is financially capable of making such payment.

STOCK OPTION PLANS

     We have not yet adopted any stock option plans and there are no options or other convertible securities issued or outstanding as of the date of this report.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     At March 30, 2004, there were 11,000,000 shares of our Common Stock outstanding. The following table sets forth information as of March 30, 2004, regarding the beneficial ownership of Common Stock of (1) each person or group known by us to beneficially own 5% or more of the outstanding shares of Common Stock, (2) each director and officer and (3) all executive officers and directors as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to the shares shown as beneficially owned by them.

                                    Amount of
Name of                             Beneficial         Percent of Outstanding
Beneficial Owner (1)                Ownership           Shares of Class Owned
--------------------                ---------           ---------------------

Nathan Miller (2)                   3,345,715                   27.28%
Michael Shroyer                       -0-                         -0-
Randolph H. Brownell, III (3)         274,286                    2.49%
John Carson (4)                       887,714                    8.01%
Joseph Dresner                      2,000,000                   18.19%
Milton Dresner                      2,000,000                   18.19%
Nancy M. Bowman (5)                   385,714                    3.51%
Frederick Winters (6)                -0-                          -0-

All officers and directors
as a group (7 persons)              8,005,715                   72.78%

----------
(1) The address for each of the persons identified in the foregoing table is care of the company.

(2) Includes 354,715 shares over which Mr. Miller exercises beneficial control which are registered in the names of entities in which Mr. Miller is a part owner along with Randolph Brownell, III and Nancy Bowman.

(3) Does not include an aggregate of 354,715 shares of Common Stock held by two corporations which are owned jointly by Mr. Brownell and in one case Nathan Miller and, in the other, Mr. Miller and Nancy Bowman, directors of the Company.

(4) Includes 600,000 shares of common Stock held by The John C. Carson Revocable Trust for which Mr. Carson is the trustee.

(5) Mrs. Bowman's husband, Kenneth Bowman, owns 385,714 shares of our common stock. Mrs. Bowman disclaims any beneficial ownership of, or dispositive power over, the shares of Common Stock owned by Mr. Bowman.

(6) Mr. Winters was appointed to serve as a director of our Company in accordance with the provisions of the Share Exchange Agreement between Lottery Network Services, Ltd. and Residential Resales, Inc.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     During March 2004, Nathan Miller, one of our directors, converted an aggregate of $419,515 of debt of Lottery Network Services Ltd. into 9,000 ordinary shares of that company. The debt was converted at premiums above the par value per Lottery Network Services ordinary share at prices ranging from $23.60 per share to $141.73 per share. Pursuant to the Share Exchange Agreement, Mr. Miller converted all of his shares of Lottery Network Services into 3,000,000 shares of our Common Stock. At March 31, 2004, Lottery Network Services was indebted to Mr. Miller in the amount of $166,340, which is repayable on terms to be determined.

     During March 2004, Joseph Dresner, a director of the Company and the brother of Milton Dresner, (i) converted the amounts due under Secured Convertible Loan Stock agreements with Lottery Network Services Ltd., our Irish subsidiary, dated April 3, 2003 and May 1, 2003 in the aggregate amount of $200,000 into 3,000 ordinary shares Network Lottery Services at a premium of $66.65 per share above the par value thereof and (ii) converted all amounts due under a Cumulative Redeemable Unsecured Loan Stock agreement dated June 27, 2003 into 1,412 ordinary shares of Lottery Network Services at a premium of $70.83 per share above the par value thereof. Pursuant to the Share Exchange Agreement, Mr. Dresner converted all of his shares of Lottery Network Services into 2,000,000 shares of our Common Stock. At December 31, 2003, Lottery Network Services was indebted to Mr. Dresner in the amount of $448,726, which is repayable on terms to be determined.

     During March 2004, Milton Dresner, a director of the Company and the brother of Joseph Dresner, (i) converted the amounts due under Secured Convertible Loan Stock agreements with Lottery Network Services Ltd., our Irish subsidiary, dated April 3, 2003 and May 1, 2003 in the aggregate amount of $200,000 into 3,000 ordinary shares Network Lottery Services at a premium of $66.65 per share above the par value thereof and (ii) converted all amounts due under a Cumulative Redeemable Unsecured Loan Stock agreement dated June 27, 2003 into 1,412 ordinary shares of Lottery Network Services at a premium of $70.83 per share above the par value thereof. Pursuant to the Share Exchange Agreement, Mr. Dresner converted all of his shares of Lottery Network Services into 2,000,000 shares of our Common Stock. At December 31, 2003, Lottery Network Services was indebted to Mr. Dresner in the amount of $437,026, which is repayable on terms to be determined.

     We lease our offices in Harrisonburg, Virginia from Virginia Technology Incubator, LLC, a company owned, in part, by Nathan Miller, Nancy Bowman and Randolph Brownell, who are officers and/or directors of our company. We have leased these offices through September 2004 at a cost of $3,000 per month, though we believe we can extend this lease and increase or decrease the amount of space we lease as necessary to suit our requirements. During the fiscal year ended March 31, 2003, we paid aggregate rent to Virginia Technology Institute for said year in the amount of $12,146. The lease agreement was negotiated on terms no better than we could have obtained from an unaffiliated third party.

     One of our directors, Nathan Miller, is a partner of the law firm of Miller & Earle, PLLC. This firm has provided certain legal services to us during the last two years. During fiscal 2003 and fiscal 2002, we paid Miller & Earle and aggregate of $0 and $7,500, respectively, for legal services rendered. We believe that the services were rendered on terms and fees no different than we could have obtained from an independent third party.

     Pursuant to an agreement dated April 2, 2003, our company acquired an Internet and wireless instant lottery gaming system for maintaining, managing and administering an electronic lottery and certain programming specifications, development tools and other intellectual property rights in connection with such gaming system from TreasureTrivia.com Ltd. We purchased the gaming system and intellectual property for a price of $2,000 and granted to TreasureTrivia a continuing royalty until April 2, 2010 equal to 8% of the net monthly wins (as defined below) generated from the sale of certain scratch or raffle tickets in behalf of our clients that are based upon the system and the intellectual property. In addition, we have agreed to pay to TreasureTrivia a royalty until April, 2010 equal to 1.75% of the net monthly wins generated from the sale of tickets on our Internet portal, upon the introduction thereof. For purposes of our agreement with TreasureTrivia, the term "net monthly wins" means ticket prices less prizes reasonably anticipated to be paid after deduction of website fees, bank credit card merchant fees, foreign currency exchange charges, bad debts, chargebacks and other bank charges. Prior to our acquisition of TreasureTrivia, a number of our shareholders funded the development of the lottery systems it developed. Members of our management team also are associated with TreasureTrivia in the following capacities: Nathan Miller is the president and a director, Randolph Brownell is a director and Nancy Bowman is the secretary and treasurer of TreasureTrivia.

                                LEGAL PROCEEDINGS

     We are not currently party to any legal proceedings.


Item 7.  Financial Statements and Exhibits.


     (a) We submit with this report the financial statements and related information listed in the Index to Financial Statements on page F-1 following this report's signature page.

     (b) There are filed herewith the following Exhibits:

Exhibit No.  Exhibit Title

2.1 Share Exchange Agreement dated March 19, 2004 by and among the Registrant and Lottery Network Services Ltd.

3(i)(e)      Articles of Association of Lottery Network Services Ltd.

3(i)(f)      Memorandum of Association of Lottery Network Services Ltd.

10.1 Agreement dated September 13, 2001, as amended as of January 26, 2004 by and between Lottery Network Services Ltd. and Rehab Net Games Limited.

10.2 Agreement dated December 12, 2001 by and between Lottery Network Services Ltd. and Rehab Charities UK Limited.

10.3 Agreement dated November 27, 2001 by and between Lottery Network Services Ltd. and Tropical Gaming Ltd., Belize.

10.4 Agreement dated February 12, 2002 by and between Lottery Network Services Ltd. and Guatemalan Pediatric Foundation.

10.5 Agreement dated December 7, 2001 by and between Lottery Network Services Ltd. and Intellect Foundation.

10.6 Agreement dated February 3, 2004 by and between Lottery Network Services Ltd. and Carnegie Cooke & Company Inc.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            RESIDENTIAL RESALES, INC.

Dated: March 31, 2004
                                            By: /s/ Nathan Miller
                                                --------------------------------
                                                Nathan Miller, President

                          INDEX TO FINANCIAL STATEMENTS



Independent Auditors' Report.................................................F-2

Balance Sheets...............................................................F-3

Statements of Operations.....................................................F-4

Statements of Stockholders' Deficit..........................................F-5

Statements of Cash Flows.....................................................F-6

Notes to the Financial Statements............................................F-7

Bouwhuis, Morrill & Company, LLC                        12 South Main, Suite 208
--------------------------------                              Layton, Utah 84041
Certified Public Accountants                                    801-546-1357 Tel
                                                                801-546-1348 Fax






                          INDEPENDENT AUDITORS' REPORT



Board of Directors
Lottery Network Services Limited
(A Development Stage Company)
Harrisonburg, Virginia


We have audited the accompanying balance sheets of Lottery Network Services Limited (a development stage company) as of March 31, 2003 and 2002 and the related statements of operations, stockholders' deficit and cash flows for the years ended March 31, 2003 and 2002 and for the period from inception on July 11, 2000 through March 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lottery Network Services Limited (a development stage company) as of March 31, 2003 and 2002 and the results of its operations and its cash flows for the years ended March 31, 2003 and 2002 and for the period from inception on July 11, 2000 through March 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company has negative working capital, negative cash flows from operations and recurring operating losses which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ Bouwhuis, Morrill & Company, LLC

Bouwhuis, Morrill & Company, LLC
Layton, Utah
March 31, 2004

                        LOTTERY NETWORK SERVICES LIMITED
                          (A Development Stage Company)
                                 Balance Sheets


                                     ASSETS


                                                                                              MARCH 31,
                                                                        DECEMBER 31,   -----------------------
                                                                            2003          2003         2002
                                                                      ---------------  ----------   ----------
CURRENT ASSETS                                                          (UNAUDITED)
    Cash and cash equivalents (Note 2)                                $        36,885  $   17,765   $       -
    Prepaid assets                                                              1,000           -           -
                                                                      ---------------  ----------   ----------
      Total Current Assets                                                     37,885      17,765           -
                                                                      ---------------  ----------   ----------
PROPERTY AND EQUIPMENT, NET (Note 2)                                            3,474      14,502           -
                                                                      ---------------  ----------   ----------
      TOTAL ASSETS                                                    $        41,359  $   32,267   $       -
                                                                      ===============  ==========   ==========



                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES

    Bank overdraft                                                    $             -  $        -   $   23,345
    Accounts payable and accrued expenses                                      28,898      33,842        3,411
    Due to related parties                                                     82,985      78,103       35,789
    Note payable, current portion                                                   -      14,787            -
    Notes payable - related parties, current portion                        1,486,745     572,500      180,000
                                                                      ---------------  ----------   ----------
      Total Current Liabilities                                             1,598,628     699,232      242,545
                                                                      ---------------  ----------   ----------


STOCKHOLDERS' DEFICIT

    Common stock, (eurodollar)0.01 par value; 99,990,100 shares authorized, 12,000, 12,000 and 200 shares issued
     and outstanding, respectively                                                107         107            2
    Common stock "A", (eurodollar)0.01 par value; 9,900 shares
     authorized, 9,900 shares issued and outstanding                               94          94           94
    Additional paid-in capital                                                907,094     907,094       99,999
    Stock subscriptions receivable (Note 4)                                       (95)        (95)         (95)
    Accumulated deficit                                                    (2,464,469) (1,574,165)    (342,545)
                                                                      ---------------  ----------   ----------
      Total Stockholders' Deficit                                          (1,557,269)   (666,965)    (242,545)
                                                                      ---------------  ----------   ----------
      TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                     $        41,359  $   32,267   $        -
                                                                      ===============  ==========   ==========

                        LOTTERY NETWORK SERVICES LIMITED
                          (A Development Stage Company)
                            Statements of Operations


                                                 FOR THE
                                               NINE MONTHS           FOR THE YEARS ENDED           FROM INCEPTION
                                                  ENDED                    MARCH 31,                   THROUGH
                                               DECEMBER, 31       ----------------------------       DECEMBER 31,
                                                   2003                2003            2002              2003
                                              ---------------     -----------      -----------     ---------------
                                                (UNAUDITED)                                           (UNAUDITED)
NET REVENUES                                  $             -     $         -      $         -     $             -
                                              ---------------     -----------      -----------     ---------------
OPERATING EXPENSES
    Consulting fees                                    68,172         441,982          141,553         651,707
    Depreciation expense                                  600           3,448                -           4,048
    Foreign gaming fees                                90,000               -                -          90,000
    General and administrative                        104,140          63,526           38,106         205,772
    Management fees                                   208,988         254,700           19,000         482,688
    Professional fees                                  27,996          79,364           37,200         144,560
    Programming fees                                  317,114         333,590           99,636         750,340
    Rent expense                                       36,000          12,146                -          48,146
    Website expense                                    32,404          41,598            7,050          81,052
                                              ---------------     -----------      -----------     ---------------
      Total Operating Expenses                        885,414       1,230,354          342,545       2,458,313
                                              ---------------     -----------      -----------     ---------------
LOSS FROM OPERATIONS                                 (885,414)     (1,230,354)        (342,545)     (2,458,313)
                                              ---------------     -----------      -----------     ---------------
OTHER EXPENSES

    Interest expense                                   (4,890)         (1,266)               -          (6,156)
                                              ---------------     -----------      -----------     ---------------
      Total Other Expenses                             (4,890)         (1,266)               -          (6,156)
                                              ---------------     -----------      -----------     ---------------
NET LOSS BEFORE INCOME TAXES                         (890,304)     (1,231,620)        (342,545)     (2,464,469)

PROVISION FOR INCOME TAXES                                  -               -                -               -
                                              ---------------     -----------      -----------     ---------------
NET LOSS                                      $      (890,304)    $(1,231,620)     $  (342,545)    $(2,464,469)
                                              ===============     ===========      ===========     ===============
BASIC NET LOSS PER SHARE                      $           (74)    $      (108)     $    (3,201)
                                              ===============     ===========      ===========
WEIGHTED AVERAGE NUMBER OF
 SHARES OUTSTANDING                                    12,000          11,418              107
                                              ===============     ===========      ===========

                        LOTTERY NETWORK SERVICES LIMITED
                          (A Development Stage Company)
                       Statements of Stockholders' Deficit



                                      COMMON STOCK               COMMON STOCK "A"           STOCK       ADDITIONAL
                                 -----------------------     -----------------------     SUBSCRIPTION     PAID-IN      ACCUMULATED
                                   SHARES        AMOUNT        SHARES       AMOUNT        RECEIVABLE      CAPITAL        DEFICIT
                                 ----------    ---------     ----------    ---------     ------------   ----------     -----------
Balance at inception
 on July 11, 2000                       -      $     -               -     $      -      $      -       $       -      $         -

Common stock issued to
 the incorporators of the
 Company on July 12, 2000             100            1           9,900           94           (95)              -                -

Net loss for the period from
inception to March 31, 2001             -            -               -            -             -               -                -
                                 ----------    ---------     ----------    ---------     ------------   ----------     -----------
Balance, March 31, 2001               100            1           9,900           94           (95)              -                -
Common stock issued for
 cash at $1,000 per share
 on March 7, 2002                     100            1               -            -             -          99,999                -
Net loss for the year ended
 March 31, 2002                         -            -               -            -             -               -         (342,545)
                                 ----------    ---------     ----------    ---------     ------------   ----------     -----------
Balance, March 31, 2002               200            2           9,900           94           (95)         99,999         (342,545)
Common stock issued for
 cash at $1,000 per share
 on April 18, 2002                    150            1               -            -             -         149,999                -
Common stock issued for
 services valued at $50 per
 share on April 18, 2002           11,040           98               -            -             -         551,902                -
Common stock issued for
 a related party loan at $62
 per share on April 18, 2002          610            5               -            -             -          37,595                -
Capital contributed by
 shareholders                           -            -               -            -             -          67,600                -
Net loss for the year ended
 March 31, 2003                         -            -               -            -             -               -       (1,231,620)
                                 ----------    ---------     ----------    ---------     ------------   ----------     -----------
Balance, March 31, 2003            12,000          107           9,900           94           (95)        907,094       (1,574,165)
Net loss for the nine months
 ended December 31, 2003
 (unaudited)                            -            -               -            -             -               -         (890,304)
                                 ----------    ---------     ----------    ---------     ------------   ----------     -----------
Balance, December 31, 2003
 (unaudited)                       12,000      $   107           9,900     $     94      $    (95)      $ 907,094      $(2,464,469)
                                 ==========    =========     ==========    =========     ============   ==========     ===========

                        LOTTERY NETWORK SERVICES LIMITED
                          (A Development Stage Company)
                            Statements of Cash Flows

                                                           FOR THE
                                                         NINE MONTHS               FOR THE YEARS ENDED               FROM INCEPTION
                                                            ENDED                        MARCH 31,                      THROUGH
                                                         DECEMBER, 31       --------------------------------          DECEMBER 31,
                                                             2003               2003                2002                  2003
                                                        -------------       -------------       ------------         --------------
                                                         (UNAUDITED)                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss                                            $  (890,304)        $ (1,231,620)       $   (342,545)        $ (2,464,469)
    Adjustments to reconcile net loss to
    net cash used by operating activities:
      Common stock issued for services                            -              552,000                   -              552,000
      Depreciation expense                                      600                3,448                   -                4,048
      Gain on sale of property and equipment                 (4,359)                                                       (4,359)
    Change in operating assets and liabilities:
      Prepaid assets                                         (1,000)                   -                   -               (1,000)
      Accounts payable and accrued expenses                  (4,945)              30,432               3,411               28,898
      Due to related parties                                  4,883               42,313              35,789               82,985
      Bank overdraft                                              -              (23,345)             23,345                    -
                                                        -------------       -------------       ------------         --------------
      Net Cash Used by Operating Activities                (895,125)            (626,772)           (280,000)          (1,801,897)
                                                        -------------       -------------       ------------         --------------

CASH FLOWS FROM INVESTING ACTIVITIES

    Purchases of property and equipment                           -              (17,950)                 -               (17,950)
                                                        -------------       -------------       ------------         --------------
      Net Cash Used by Investing Activities                       -              (17,950)                 -               (17,950)
                                                        -------------       -------------       ------------         --------------
CASH FLOWS FROM FINANCING ACTIVITIES

    Proceeds from issuance of common stock                        -              150,000            100,000               250,000
    Capital contributed by shareholders                           -               67,600                  -                67,600
    Proceeds from issuance of notes payable                       -               17,950                  -                17,950
    Proceeds from issuance of notes
    payable, related parties                                914,245              430,100            180,000             1,524,345
    Payments on notes payable                                     -               (3,163)                 -                (3,163)
                                                        -------------       -------------       ------------         --------------
      Net Cash Provided by Financing Activities             914,245              662,487            280,000             1,856,732
                                                        -------------       -------------       ------------         --------------
NET INCREASE IN CASH
 AND CASH EQUIVALENTS                                        19,120               17,765                  -                36,885

CASH AND CASH EQUIVALENTS,
 BEGINNING OF PERIOD                                         17,765                    -                  -                     -
                                                        -------------       -------------       ------------         --------------
CASH AND CASH EQUIVALENTS,
 END OF PERIOD                                          $    36,885         $     17,765        $         -          $     36,885
                                                        =============       =============       ============         ==============

                        LOTTERY NETWORK SERVICES LIMITED
                          (A Development Stage Company)
                      Statements of Cash Flows (Continued)


                                                          FOR THE
                                                        NINE MONTHS            FOR THE YEARS ENDED          FROM INCEPTION
                                                           ENDED                    MARCH 31,                   THROUGH
                                                        DECEMBER, 31     -------------------------------      DECEMBER 31,
                                                            2003            2003                 2002             2003
                                                        ------------     -----------          -----------   --------------
                                                        (UNAUDITED)                                           (UNAUDITED)
SUPPLEMENTAL DISCLOSURES:
    Cash paid for interest                              $         7      $      572           $        -      $      579
    Cash paid for income taxes                          $         -      $        -           $        -      $        -

NON-CASH INVESTING AND FINANCING ACTIVITIES:

    Stock subscription receivable issued                $         -      $        -           $       95      $       95
    for common stock
    Common stock issued for services                    $         -      $  552,000           $        -      $  552,000
    Common stock issued for note payable                $         -      $   37,600           $        -      $   37,600
    Assumption of note payable by a shareholder
    in exchange for a vehicle                           $    14,787      $        -           $        -      $   14,787

                        LOTTERY NETWORK SERVICES LIMITED
                          (A Development Stage Company)
                        Notes to the Financial Statements
                             March 31, 2003 and 2002


NOTE 1 -  ORGANIZATION AND DESCRIPTION OF BUSINESS

          Lottery Network Services Limited (the "Company") was organized under the laws of the Republic of Ireland on July 11, 2000. The Company is currently in the business of designing, building, implementing, managing, hosting and supporting internet and wireless based lottery programs.

NOTE 2 -  SIGNIFICANT ACCOUNTING POLICIES

          This summary of significant accounting policies of the Company is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements. The following policies are considered to be significant:

          a.   Accounting Method

          The Company recognizes income and expenses based on the accrual method of accounting. The Company has elected a March 31 year-end.

          b.   Cash and Cash Equivalents

          Cash equivalents are generally comprised of certain highly liquid investments with original maturities of less than three months.

          c.   Use of Estimates in the Preparation of Financial Statements

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          d.   Property and Equipment

          Property and equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives:

                 Vehicles                                  5 Years
                 Computer Equipment                        4 Years

          e.   Basic Net Loss per Share of Common Stock

          In accordance with Financial Accounting Standards No. 128, "Earnings per Share," basic net loss per common share is based on the weighted average number of shares outstanding during the periods presented. Diluted earnings per share is computed using weighted average number of common shares plus dilutive common share equivalents outstanding during the period. There are no common stock equivalents as of March 31, 2003 and 2002.

                        LOTTERY NETWORK SERVICES LIMITED
                          (A Development Stage Company)
                        Notes to the Financial Statements
                             March 31, 2003 and 2002


NOTE 2 -  SIGNIFICANT ACCOUNTING POLICIES (Continued)

          f.   Recent Accounting Pronouncements

          In April 2002, the Financial Accounting Standards Board issued Statement No. 145 ("SFAS 145"), "Rescission of FASB Statements Nos. 4, 44, and 64 and Amendment of FASB Statement No. 13." SFAS 145 addresses the presentation for losses on early retirements of debt in the statement of operations. The Company has adopted SFAS 145 and will not present losses on early retirements of debt as an extraordinary item.

          In June 2002, the Financial Accounting Standards Board issued Statement No. 146 ("SFAS 146"), "Accounting for Costs Associated with Exit or Disposal Activities." The provisions of SFAS 146 become effective for exit or disposal activities commenced subsequent to December 31, 2002. The adoption of SFAS 146 had no impact on the Company's financial position, results of operations or cash flows.

          In November 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies (for guarantees issued after January 1, 2003) that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligations undertaken in issuing the guarantee. At December 31, 2003, the Company does not have any outstanding guarantees and accordingly does not expect the adoption of FIN 45 to have any impact on its financial position, results of operations or cash flows.

          g.   Income Taxes

          The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, using the liability method. The estimated future tax effect of differences between the basis in assets and liabilities for tax and accounting purposes is accounted for as deferred taxes. In accordance with the provisions of SFAS No. 109, a valuation allowance would be established to reduce deferred tax assets if it were more likely than not that all, or some portion, of such deferred tax assets would not be realized. A full allowance against deferred tax assets was provided as of March 31, 2003.

          At March 31, 2003, the Company had net operating loss carryforwards of approximately $1,900,000 that may be offset against future taxable income through 2023. No tax benefits have been reported in the financial statements, because the potential tax benefits of the net operating loss carry forwards are offset by a valuation allowance of the same amount.

          Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in the future.

                        LOTTERY NETWORK SERVICES LIMITED
                          (A Development Stage Company)
                        Notes to the Financial Statements
                             March 31, 2003 and 2002


NOTE 3 -  RELATED PARTY TRANSACTIONS

          The Company has been dependent upon certain individuals, officers, stockholders and other related parties to provide capital, management services, assistance in finding new sources for debt and equity financing, and guidance in the development of the Company's business. The related parties have generally provided services and incurred expenses on behalf of the Company in exchange for shares of the Company's common stock or have provided the necessary operating capital to continue pursuing its business.

          Office Space

          The Company leases office space from Virginia Technology Incubator, LLC (VTI). Some of the Company's major shareholders are the majority owners of VTI. The Company paid rents to VTI in the amount of $12,146 and $-0- during the fiscal years ended March 31, 2003 and 2002, respectively. During the nine months ended December 31, 2003, the Company paid VTI rent of $27,000.

          Notes Payable, Relate Parties

          The Company has been relying to a great extent on certain related parties for operating capital. There have been no significant repayments made on these advances. Due to these transactions the Company has considerable notes payable due to related parties of $1,486,475, $572,500 and $180,000 at December 31, 2003, March 31, 2003
          and March 31, 2002, respectively.

NOTE 4 -  EQUITY TRANSACTIONS

          Effective July 12, 2000, the Company issued 100 shares of common stock and 9,900 shares of common stock "A" shares to the incorporators of the Company at the nominal price of par in exchange for a stock subscription receivable $95. The common stock "A" shares are non-voting, non-participating shares.

          Effective March 7, 2002, the Company sold 100 shares of its common stock to a company for cash of $100,000. Shortly thereafter on April 18, 2002, the Company sold an additional 150 shares of its common stock to the same company for cash of $150,000.

          Effective April 18, 2002, the Company issued 11,040 shares of its common stock for various services rendered valued at $50 per share.

          Effective April 18, 2002, the Company issued 610 shares of its common stock to convert a related party loan in the amount of $37,600.

NOTE 5 -  FINANCIAL INSTRUMENTS

          Statement of Financial Accounting Standards No. 107 (SFAS 107), "Disclosures about Fair Value of Financial Instruments" requires disclosure of the fair value of financial instruments held by the Company. SFAS 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. The following methods and assumptions were used to estimate fair value:

          The carrying amount of cash equivalents and accounts payable approximate fair value due to their short-term nature.

                        LOTTERY NETWORK SERVICES LIMITED
                          (A Development Stage Company)
                        Notes to the Financial Statements
                             March 31, 2003 and 2002


NOTE 6 -  GOING CONCERN CONSIDERATIONS

          As reported in the financial statements, the Company has incurred losses of approximately $1,575,000 from inception of the Company through March 31, 2003. The Company's stockholders' deficit at March 31, 2003 was $666,965 and its current liabilities exceeded its current assets by $681,467. Management's plans to address and alleviate these concerns are as follows:

          The Company's management has developed a strategy of exploring all options available to it so that it can develop successful operations. As a part of this plan, management is currently striving to expand its player base and is in negotiations with key players. In addition, management is in the process of contracting with an investment banking firm in order to raise additional operating capital. In the meantime, key shareholders of the Company have committed to the continued funding of the Company via loans, equity and contributed capital.

          The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 7 -  SUBSEQUENT EVENTS

          On March 18, 2004, the Company effected a merger with Residential Resales, Inc. (f/k/a Media Acquisitions Group, Inc.) ("RRI"), a publicly traded company. The merger will be accounted for as a recapitalization. Pursuant to the terms of the share exchange agreement RRI issued 10,000,000 shares of its common stock for all of the issued and outstanding shares of the Company as of the date of the merger. As part of the merger agreement RRI will change its name to New Media Lottery Services, Inc.

                     INDEX TO PRO FORMA FINANCIAL STATEMENTS



Condensed Combined Pro Forma Balance Sheet.................................. P-2

Condensed Combined Pro Forma Statement of Operations........................ P-3

Summary of Assumptions and Disclosures...................................... P-4

                    RESIDENTIAL RESALES, INC. AND SUBSIDIARY
                          (A Development Stage Company)
                   Condensed Combined Pro Forma Balance Sheet



                                     ASSETS
                                                                               LOTTERY
                                                                               NETWORK
                                                        RESIDENTIAL           SERVICES             PRO FORMA
                                                       RESALES, INC.           LIMITED            ADJUSTMENTS
                                                        JANUARY 31,         DECEMBER 31,            INCREASE           PRO FORMA
                                                           2004                 2003               (DECREASE)           COMBINED
                                                       -------------        ------------          ------------        ------------
CURRENT ASSETS                                          (UNAUDITED)          (UNAUDITED)                               (UNAUDITED)
    Cash and cash equivalents                          $          -         $     36,885          $         -         $    36,885
    Prepaid assets                                                -                1,000                    -               1,000
                                                       -------------        ------------          ------------        ------------
      Total Current Assets                                        -               37,885                    -              37,885
                                                       -------------        ------------          ------------        ------------
PROPERTY AND EQUIPMENT, NET                                       -                3,474                    -               3,474
                                                       -------------        ------------          ------------        ------------
      TOTAL ASSETS                                     $          -         $     41,359          $         -         $    41,359
                                                       =============        ============          ============        ============


                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
    Accounts payable and accrued expenses              $          -         $     28,898          $         -         $    28,898
    Due to related parties                                   10,135               82,985                    -              93,120
    Notes payable, related parties, current portion               -            1,486,745                    -           1,486,745
                                                       -------------        ------------          ------------        ------------
      Total Current Liabilities                              10,135            1,598,628                    -           1,608,763
                                                       -------------        ------------          ------------        ------------
STOCKHOLDERS' DEFICIT
    Common stock                                              3,000                  107               10,000  1           13,000
                                                                                                         (107) 2
    Common stock "A"                                              -                   94                  (94) 2                -
    Additional paid-in capital                                6,500              907,094              (10,000) 1          884,160
                                                                                                          201  2
                                                                                                      (19,635) 3
    Stock subscriptions receivable                                -                  (95)                   -                 (95)
    Accumulated deficit                                     (19,635)          (2,464,469)              19,635  3       (2,464,469)
                                                       -------------        ------------          ------------        ------------
      Total Stockholders' Deficit                           (10,135)          (1,557,269)                   -          (1,567,404)
                                                       -------------        ------------          ------------        ------------
      TOTAL LIABILITIES AND
       STOCKHOLDERS' DEFICIT                           $          -         $     41,359           $        -         $    41,359
                                                       =============        ============          ============        ============

                    RESIDENTIAL RESALES, INC. AND SUBSIDIARY
                          (A Development Stage Company)
              Condensed Combined Pro Forma Statements of Operations
                           For the Nine Months Ended


                                                          LOTTERY
                                                          NETWORK
                                       RESIDENTIAL        SERVICES      PRO FORMA
                                      RESALES, INC.       LIMITED      ADJUSTMENTS
                                       JANUARY 31,      DECEMBER 31,     INCREASE         PRO FORMA
                                          2004              2003        (DECREASE)         COMBINED
                                       -----------      ------------   ------------      -----------
                                       (UNAUDITED)      (UNAUDITED)                      (UNAUDITED)
NET REVENUE                            $       -        $        -     $        -        $        -
                                       -----------      ------------   ------------      -----------
Consulting fees                                -            68,172              -            68,172
Depreciation expense                           -               600              -               600
Foreign gaming fees                            -            90,000              -            90,000
General and administrative                   962           104,140              -           105,102
Management fees                                -           208,988              -           208,988
Professional fees                              -            27,996              -            27,996
Programming fees                               -           317,114              -           317,114
Rent expense                                   -            36,000              -            36,000
Website expense                                -            32,404              -            32,404
                                       -----------      ------------   ------------      -----------
    Total Operating Expenses                 962           885,414              -           886,376
                                       -----------      ------------   ------------      -----------
LOSS FROM OPERATIONS                        (962)         (885,414)             -          (886,376)
                                       -----------      ------------   ------------      -----------
OTHER EXPENSES
   Interest expense                            -            (4,890)             -            (4,890)
                                       -----------      ------------   ------------      -----------
    Total Other Expenses                       -            (4,890)             -            (4,890)
                                       -----------      ------------   ------------      -----------
NET LOSS BEFORE INCOME TAXES                (962)         (890,304)             -          (891,266)

PROVISION FOR INCOME TAXES                     -                 -              -                 -
                                       -----------      ------------   ------------      -----------
NET LOSS                                  $ (962)       $ (890,304)    $        -        $ (891,266)
                                       ===========      ============   ============      ===========

                    RESIDENTIAL RESALES, INC. AND SUBSIDIARY
                     Summary of Assumptions and Disclosures


NOTE 1 -  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          a.   Business Organization

               The accompanying pro forma financial statements are prepared to present the acquisition of Lottery Network Services Limited (LNS) by Residential Resales, Inc. (RRI) to aid the user in understanding the acquisition. The proforma balance sheet is presented as though the acquisition took place on January 31, 2004 and the statement of operations as though the acquisition took place April 1, 2003. On March 18, 2004, RRI entered into a merger agreement to acquire approximately 99.8% of the outstanding stock of LNS by issuing 10,000,000 shares of common stock. In addition, the acquired shares of LNS will be entirely canceled, leaving RRI as the surviving entity.

               RRI was incorporated under the laws of the State of Florida on June 29, 1998.

               Lottery Network Services Limited was organized under the Companies Acts 1963 to 2001 of the Republic of Ireland on July 11, 2000. The Company is involved in the development of internet gaming and lottery technologies to be marketed to foreign charitable lottery organizations and the management thereof, and is currently in the development stage.

          b.   Pro Forma Adjustments

               The pro forma financial statements have been prepared as though the acquisition of Lottery Network Services Limited by Residential Resales, Inc. occurred on April 1, 2003.

               1) Common stock (RRI)                         $           10,000
                  Additional paid-in capital                            (10,000)
                                                             ------------------

                                                             $                -
                                                             ==================

               To record the acquisition of Lottery Network Services Limited through the issuance of 10,000,000 shares of common stock.

               2) Additional paid-in capital                 $              201
                  Common stock (LNS)                                       (107)
                  Common stock "A" (LNS)                                    (94)
                                                             ------------------

                                                             $                -
                                                             ==================

               Reclassification of LNS stock to additional paid-in capital.

               3) Accumulated deficit (RRI)                  $           19,635
                  Additional paid-in capital                            (19,635)
                                                             ------------------

                                                             $                -
                                                             ==================

               Reclassification of RRI's accumulated deficit.